EXHIBIT 5.1  Legal Opinion Ron Williams

1015 W. Hays Street	Telephone: (208) 344-6633
P.O. Box 2128	Telecopier: (208) 344-0077
Boise, ID 83701-2128	email: ron@idahocable.com

December 18, 2002

Board of Directors
ARS Networks, Incorporated
100 Walnut Street
Champlain, NY  12929

Re:       Form S-8 Registration Statement; Opinion of Counsel

Dear Members of the Board:

            You have requested our opinion with respect to certain matters in connection with ARS Networks, Incorporated (the "Company") filing of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of an aggregate of 100,000,000 shares of the Company's common stock, $.0001 par value (the "Shares"), pursuant to the 2002 Non-Qualified Stock Compensation Plan (the "Stock Plan").

            In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments, as we deemed necessary for the basis of this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

            On the basis of foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance wit the Stock Plan and the Registration Statement and related prospectus, will be validly issued, fully paid and non-assessable.

Sincerely,

/s/ Ronald L. Williams Ronald L. Williams, P.C. Attorney at Law